EXHIBIT 99. (a)(1)(G)

[FORM OF ELECTRONIC REMINDER TO ELIGIBLE PARTICIPANTS]

[communication to be in email format]

Reminder—Offer to Repurchase Termination Date is Approaching

        Our records indicate that you have not returned a Letter of Transmittal electing to participate in the Company's recent offer to repurchase and cancel certain of your options. If you wish to tender any of your Eligible Options for repurchase and cancellation in the Offer, you must complete the Letter of Transmittal, sign it and return it via mail, courier or hand delivery to Mary Lynn Schwartz at TESSCO Technologies Incorporated, 375 West Padonia Road, Timonium, Maryland 21093, or via facsimile (fax # (410) 229-1559).

        ALL LETTERS OF TRANSMITTAL MUST BE RETURNED BEFORE 5:00 P.M. EASTERN DAYLIGHT TIME ON JUNE 5, 2003. IF YOU DO NOT RETURN A COMPLETED LETTER OF TRANSMITTAL, NONE OF YOUR ELIGIBLE OPTIONS WILL BE REPURCHASED AND CANCELLED AND YOUR ELIGIBLE OPTIONS WILL CONTINUE ON CURRENT TERMS.

        If you have any questions, please contact Mary Lynn Schwartz via e-mail at Schwartz@tessco.com or by telephone at (410) 229-1000.